Fluorite Powder Supply Agreement in 2006

Party A: Ningxia Jinhe Chemical Co., Ltd

Party B: Inner Mongolia Xiangzhen Mining Group Co., Ltd

The agreement, made out by and between the Seller and Buyer whereby both parties entered into the Fluorite Powder Supply Agreement in 2006 subject to terms and conditions set forth hereinafter as follows：

Article 1:  In 2006, Party B shall guarantee to supply Party A with 20,000 tons of good quality fluorite powders (higher than grade III).

Article 2:  The term of contract commences from April 20th2006 and ends on Dec. 31st 2006.

Article 3:  The price should be floated downward according to the market price in each month and this price is the tax-included price (13% value-added tax), no freight excluded. If the monthly price is unconfirmed, it should be determined and then sign an attachment by both parties. Based on the attachment, Party B shall issue to Party A the monthly tax-added invoice and transportation receipt.

Article 4:  Destination:

If the transportation is made by railway, the destination will be at the Special line 905 at Dawukou Station of Lanzhou Railway Bureau; if the transportation is done by truck, the destination will be in the factory of Ningxia Jinhe Chemical Co., Ltd, with the address: Industrial Garden of Dawukou District of Shizuishan City in Ningxia.

Article 5:  Party A shall pay 1,000,000 Yuan RMB to Party B as deposit in advance, and this deposit will offset the payment when Party A supplies the goods to Party B.

Party A: Ningxia Jinhe Chemical Co., Ltd

       Legal Representative: /s/

Party B: Inner Mongolia Xiangzhen Mining Group Co., Ltd

Legal Representative: /s/

Date:  April 3ird, 2006